UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DOMTAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Financial Highlights

2010 SALES

SALES BY REGION

Selected Financial Figures

(In millions of U.S. dollars, unless otherwise noted)

	2008	2009	2010
Sales	$6,394	$5,465	$5,850
Operating income (loss) per segment
Papers	(369)	650	667
Paper Merchants	8	7	(3)
Wood[1]	(73)	(42)	(54)
Corporate	(3)	—	(7)
Operating income (loss)	(437)	615	603
Net earnings (loss)	(573)	310	605
Cash flow provided from operating activities	197	792	1,166
Capital expenditures	163	106	153
Free cash flow[2]	34	686	1,013
Total assets	6,104	6,519	6,026
Long-term debt, including current portion	2,128	1,712	827
Net debt-to-total capitalization ratio[2]	50%	35%	9%
Total shareholders’ equity	2,143	2,662	3,202
Weighted average number of common and exchangeable shares outstanding in millions (diluted)	43.0	43.2	43.2

[1]	Domtar closed the transaction to sell its Wood business on June 30, 2010.
[2]	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document.

At a Glance

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world. We are also one of the largest manufacturers and marketers of pulp in North America. We have pulp and paper operations across the United States and Canada, including manufacturing, converting and distribution, as well as a paper merchants business. We also have a presence in Asia, with an office in Hong Kong. We are a recognized leader in environmentally sustainable practices. Domtar employs approximately 8500 individuals who are dedicated to improving our business and ensuring our long-term success, day in and day out.

Message to Our Shareholders

Domtar has a compelling story to tell for 2010. We performed well above expectations and posted record earnings. We continued to execute our **"Perform, Grow, Break Out"** strategic roadmap, launched in 2009, generating increased cash flow, completing our systematic debt reduction program, executing key divestitures, repurposing some of our assets and entering a new, exciting phase for Domtar.

Throughout the recession and the subsequent sluggish economic recovery in 2010, we succeeded in remaining focused on the basics. We continued to provide our employees with a stimulating and safe work environment and bring tangible value to our shareholders and customers.

We also made significant progress moving forward with our strategic roadmap, while achieving solid financial results and cash flow, and providing more flexibility to our balance sheet. Domtar has attained the operational agility needed to secure its industry leadership, and we have positioned ourselves to capture opportunities ahead.

A Chronicle of Success

Domtar’s performance last year was outstanding despite some adverse market conditions, including slow-to-recover employment rates in the U.S. This success stemmed in large part from our focus in 2009 and throughout 2010 on three fundamentals: customers, costs and cash.

By offering the products and services our customers need, we were rewarded with their continued loyalty and new opportunities. We continued to manage our costs by increasing the efficiency of our system and running on lower inventories, while taking minimal downtime in pulp and paper. Sales were up thanks to higher average selling prices and despite secular volume decline. This focus on margins over volume is paying off. Net earnings almost doubled over last year and free cash flow edged over the billion dollar mark. We also completed our systematic debt reduction program, cutting our debt in half over last year, reducing it by nearly $900 million.

We have made significant progress rationalizing our portfolio of assets. In the first quarter of last year, we announced our exit from the coated groundwood paper business with the closure of the Columbus, MS mill, the first of a series of actions that would streamline our portfolio. The successful sales of our forest products business and Woodland, ME hardwood pulp mill followed.

We were also in a position to begin returning cash to our shareholders. In the second quarter of 2010, we announced a $0.25 quarterly dividend and $150-million share buyback program.

Domtar’s stronger balance sheet and lower debt load are positive reflections of a well-executed plan. Our consistent financial discipline and improved cash and cost management practices will continue to help drive the next phase of our evolution.

“WE CONTINUE TO EVOLVE IN A SPIRIT OF OPEN MINDEDNESS AND OPTIMISM FOR OUR BUSINESS, OUR INVESTORS, OUR COLLEAGUES AND OUR CUSTOMERS. WE ARE PROUD OF OUR PROGRESS OVER THE LAST YEAR AND REMAIN CONFIDENT THAT OUR PROSPECTS ARE STRONG.”

Positioning Ourselves for the Future

In our quest to counterbalance the cyclical nature of our business and to replace lost revenues from declining fine paper demand, we aim to increase our revenue streams in growing markets and provide a more stable cash flow by seeking opportunities that will strengthen our business while being accretive to shareholders over time.

We view our growth opportunities as twofold: 1) by leveraging our existing assets and skills, and 2) through acquisitions. Over the last year, we focused on investing in our core pulp and paper system to keep it world-class. We are also committed to ensuring a good balance between supply and our customer demand. Maintaining our scale while improving our agility will enable us to successfully capture future opportunities.

We launched and completed several projects that have increased our presence in growing markets, such as the repurposing of our Plymouth, NC mill to 100% fluff pulp production. In Canada, we moved forward with several projects under the Government’s Pulp and Paper Green Transformation Program (PPGTP) to improve the energy efficiency and environmental performance of our operations. Projects announced to date represent almost all of the $143 million in credits for which we are eligible. We have completed a major boiler upgrade at our Kamloops, BC mill, and improvements at our Espanola, ON facility. Additional projects are also in the pipeline for Dryden, ON, Windsor, QC and Kamloops, BC.

A Sustainable Paper Company

Improved environmental performance is the common thread in our PPGTP projects, and in line with our longstanding commitment to sustainability. In fact, we remain a pioneer and leader in this area. For example, we were one of the first companies in our industry to commit to the certification of all our operations to Forest Stewardship CouncilTM (FSC®) standards. Since 2009, all of our facilities are FSC® Chain-of-Custody certified. We plan to continue to set the pace for our industry in this important aspect of our business.

Our lasting dedication to sustainability has led to fruitful collaborations with leading environmental organizations such as Rainforest Alliance, World Wildlife Fund (WWF) and The Nature Conservancy, something we are very proud of. But sustainability goes beyond a concern for the environment to encompass our colleagues and the communities where we work and live. To ensure that our sustainable growth policies and vision are reflected in every facet of our organization, we formed a cross-functional/departmental Sustainability Committee in 2010. We also pursued our target of improving our health and safety performance and posted another record year, having reduced our incident frequency rate by almost one third since 2007.

Sustainability will remain a priority for us and, we believe, will play a key role in our growth over time. The new biomass-fueled steam turbine generator started up at our Marlboro, SC mill is the perfect marriage between an in-house improvement leading to important cost savings and an opportunity to enhance the environmental sustainability of our operations. The announcement in July 2010 of an initiative to build a nanocrystalline cellulose demonstration plant at our Windsor, QC mill, in partnership with FPInnovations, is another prime instance of how we can enhance existing infrastructure or capitalize on our expertise, and take our business in new and exciting directions.

More to Come...

Domtar has a history of challenging the industry status quo, and we expect to break more new ground in the years to come. Whether it is tapping into new markets with innovative fiber-based products, forward integrating our long pulp position in other grades, or further expanding our footprint, we are evaluating our options. While remaining financially conservative in our approach, we now have the agility needed to seize opportunities in areas with better demand dynamics, whether here in our North American market or in global markets.

We will seek to uphold our leadership in sustainability by further expanding our EarthChoice® line of papers and working closely with our environmental partners. In 2010, we launched the PAPER because campaign, which aims to dispel some of the misconceptions about paper use. As an industry leader, we felt it was important for us to take the initiative and convey the positive messages about paper.

We continue to evolve in a spirit of open mindedness and optimism for our business, our investors, our colleagues and our customers. We are proud of our progress over the last year and remain confident that our prospects are strong. I look forward to continuing to move along our strategic roadmap as we grow, break out, and assure our long term success.

John D. Williams
President and Chief Executive Officer

# Our Footprint

Domtar operates a network of 13 mills across North America for the manufacture of pulp and paper. This network is supported by 15 converting and/or forms manufacturing operations, an extensive distribution network and regional replenishment centers. This includes Enterprise Group, a Domtar business that primarily sells and distributes Domtar-branded cut-size business papers and continuous forms.

We also have an office in Hong Kong to provide customer service support to overseas pulp customers.

Our paper merchants business, Ariva™, sells and distributes a wide range of paper products from Domtar and other manufacturers. Ariva serves a diverse customer base through 24 locations, primarily in the U.S. Midwest, Northeast and Eastern Canada.

Hong Kong
Head Office
Montreal, QC
Operations Center
Fort Mill, SC
Pulp and Paper Mills
Converting and/or
Forms Operations
Distribution, Supply
and Service Facilities
Representative Office
Ariva

# List of Locations and Capacities

### Pulp and Paper Mills

**ASHDOWN, AR**
906,000 ST of paper per year
86,000 ADMT of pulp per year

**ESPANOLA, ON**
76,000 ST of paper per year
114,000 ADMT of pulp per year

**HAWESVILLE, KY**
593,000 ST of paper per year
47,000 ADMT of pulp per year

**JOHNSONBURG, PA**
362,000 ST of paper per year

**KINGSPORT, TN**
432,000 ST of paper per year

**MARLBORO, SC**
389,000 ST of paper per year

**NEKOOSA, WI**
151,000 ST of paper per year

**PORT HURON, MI**
113,000 ST of paper per year

**ROTHSCHILD, WI**
140,000 ST of paper per year

**WINDSOR, QC**
655,000 ST of paper per year
40,000 ADMT of pulp per year

All paper tonnage is expressed in short tons (ST) and by mill production capacity.

All pulp tonnage is expressed in air dry metric tons (ADMT) and by mill market pulp production capacity.

We manufacture approximately 4.4 million metric tons of pulp annually, 2.9 million tons of which are used to manufacture paper at our integrated mills.

### Market Pulp Mills

**DRYDEN, ON**
327,000 ADMT
of pulp per year

**KAMLOOPS, BC**
477,000 ADMT
of pulp per year

**PLYMOUTH, NC**
444,000 ADMT
of fluff pulp per year

### Converting and/or Forms Operations

Addison, IL
Ashdown, AR
Brownsville, TN
Dallas, TX
DuBois, PA
Griffin, GA
Indianapolis, IN
Mira Loma, CA
Owensboro, KY
Ridgefields, TN
Rock Hill, SC
Rothschild, WI
Tatum, SC
Washington Court House, OH
Windsor, QC

### Regional Replenishment Centers (RRCs)

Charlotte, NC
Chicago, IL
Dallas, TX
Jacksonville, FL
Langhorne, PA
Los Angeles, CA
Kent, WA
Richmond, QC
Toronto, ON
Winnipeg, MB

### Entreprise Group

53 locations in North America

### Ariva

Albany, NY
Baltimore, MD/Washington, DC
Boston, MA
Cincinnati, OH
Cleveland, OH
Columbus, OH
Covington, KY
Dallas/Fort Worth, TX
Dartmouth, NS
Dayton, OH
Fort Wayne, IN
Harrisburg, PA
Hartford, CT
Indianapolis, IN
Lancaster, PA
London, ON
Montreal, QC
Mount Pearl, NL
New York, NY
Ottawa, ON
Philadelphia, PA
Quebec City, QC
Southport, CT
Toronto, ON

# Our Business

Conducting business today is more than just selling products and services. It's about having a vision aimed at balancing economic, environmental and social concerns in our daily work.

Papers

The Papers segment includes the manufacturing, converting, marketing and distribution of business, commercial printing, publishing, converting and specialty papers, primarily to customers in the United States and Canada. We sell a combination of customer brands and well-recognized Domtar-branded products such as Cougar®, Lynx® Opaque Ultra, First Choice® and Domtar EarthChoice® Office Paper, all part of our FSC® certified family of environmentally and socially responsible papers, as well as Husky® Opaque Offset. Domtar is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America, and the second largest in the world.

The Papers segment also includes the marketing and distribution of softwood and hardwood pulp, including papergrade, fluff, and specialty pulp. This pulp is dried and sold to customers in North America and overseas. Domtar is one of the largest market pulp producers in North America.

CATEGORIES	BUSINESS PAPERS		COMMERCIAL PRINTING AND PUBLISHING PAPERS		CONVERTING AND SPECIALTY PAPERS
TYPE	UNCOATED FREESHEET
GRADES	Copy	Premium imaging papers Technology papers	Offset Colors Index Tag Bristol	Opaques Premium opaques Lightweight Tradebook	Business converting Flexible packaging Abrasive papers Decorative papers Imaging papers Labels Medical disposables
APPLICATIONS	Photocopies Office documents Presentations	Presentations Reports	Commercial printing Direct mail Pamphlets Brochures Cards Posters	Stationery Brochures Annual reports Books Catalogs	Forms & envelopes Food & candy packaging Surgical gowns Repositionable note pads Check & security papers

Market Conditions1

PAPER

In 2010, 10.3 million tons of uncoated freesheet paper was manufactured in North America, which represents a 0.2% decline over the previous year. Demand represented 10.5 million tons over the same period, a 0.2% increase when compared to 2009. Global demand for uncoated freesheet was approximately 44.5 million tons, a 4.7% increase compared to the previous year.

North American demand has been declining at a rate of approximately 3.9% per year since 2000, while global demand has been increasing at a rate of approximately 0.1% per year since 2000. According to RISI, global demand is forecast to grow at an annual rate of 1.6% over the next five years, buoyed by stronger demand in Southeast Asia and Eastern Europe.

PULP

North American production of chemical market pulp was 13.7 million metric tons in 2010, a 1% decline when compared to 2009. Global production of chemical market pulp in 2010 was approximately 50.4 million metric tons, which represents a 6.8% increase when compared to the previous year.

Global demand for chemical market pulp is expected to rise by 2.6% annually over the next five years due in large part to demand in China and also in Latin America and other Asian countries (excluding Japan and Korea). Global demand for bleached softwood pulp and bleached hardwood pulp is expected to rise by 1.7% and 3.7% annually over the next five years, respectively, thanks to emerging markets.

[1]	Source: All figures from Pulp and Paper Products Council (PPPC) unless otherwise indicated

Papers

Review

•	Sales increased by 9 % to $5.070 billion compared to 2009. This increase was mainly driven by higher average selling prices for paper and for pulp, and an 8% increase in pulp shipments over 2009.

•	EBITDA before items[1] increased by 66% to $1.082 billion compared to 2009.

•	Capital expenditures stood at $142 million, representing a 53% increase over last year, mostly due to the construction of a new fluff pulp machine in Plymouth, NC.

•	Health and safety performance improved by 10% compared to the prior year.

Highlights

•	Started up a new fluff pulp machine in Plymouth, NC, with an annual production capacity of 444,000 metric tons.

•	Started up a 50MW biomass-fueled steam turbine generator in Marlboro, SC.

•	Closed Columbus, MS, our only coated groundwood paper mill, and sold Woodland, ME, our only non-integrated hardwood pulp mill.

•

Under the Government of Canada’s Pulp and Paper Green Transformation Program, invested in the energy efficiency and environmental performance of our Canadian operations, including a major boiler upgrade in Kamloops, BC.

•	Broke ground in Windsor, QC, for a nanocrystalline cellulose demonstration plant in partnership with FPInnovations.

•	Successfully launched our PAPER because campaign.

•	Incorporated HP’s patented ColorLok® Technology in all our business papers, improving their printing quality.

•	Expanded our licensing agreement with World Wildlife Fund (WWF) to cover all EarthChoice® products, including all office papers.

•	Became a founding partner of “Green My Parents”, a program aimed at helping kids become the chief sustainability officers in their homes.

•	Teamed up with The Nature Conservancy on “Working Woodlands”, a pilot program aimed at encouraging private landowners to certify their forestlands to FSC® standards.

Domtar in Numbers

PAPER

Paper production capacity of approximately 3.8 million short tons of uncoated freesheet paper

Paper production capacity: U.S.: 81% Canada: 19%

Shipments of paper products:

Business: 46%

Commercial printing & publishing: 27%

Converting & specialty: 27%

Papers segment sales by region:

U.S.: 74% Canada: 10% Other: 16%

PULP

Capacity to sell approximately 1.5 million metric tons of market pulp

Market pulp production capacity: U.S.: 38% Canada: 62%

Pulp sales by region: U.S.: 32% Canada: 6% Other: 62%

Key Figures

Year ended December 31 (In millions of U.S. dollars, unless otherwise noted)	2009	2010
Sales (including sales to Paper Merchants)	4,632	5,070
Operating income	650	667
EBITDA before items[1]	652	1,082
Depreciation and amortization	382	381
Operating income before items[1]	270	701
Capital expenditures	93	142
Total assets	5,538	5,088
Paper shipments (‘000 ST)	3,757	3,597
Pulp shipments (‘000 ADMT)	1,539	1,662

[1]	Non-GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at the end of this document.

Paper Merchants

The Paper Merchants segment involves the purchasing, warehousing, sale and distribution of our paper products and those of other manufacturers. These products include business, printing and publishing papers, namely uncoated, coated and specialized papers, as well as certain industrial products. Products are sold to a wide and diverse customer base, which includes small, medium and large commercial printers, publishers, quick copy firms, catalog and retail companies and institutional entities.

Review

•	Sales decreased by $3 million to $870 million compared to 2009, mostly due to a 2% decrease in product deliveries.

•	EBITDA before items[1] decreased by $10 million to $2 million compared to 2009.

•	Health and safety performance retreated by 24% compared to 2009. The longer term results still represent an overall improvement of 41% since 2007.

Highlights

•	Began the implementation of a new Enterprise Resource Planning (ERP) system to improve the group’s business processes.

•	Improved working capital management by focusing on warehouse inventory reduction, increasing inventory turns and reducing Day’s Sales Outstanding (DSO) on receivables.

Rebranding

•

In early 2011, Domtar’s paper merchants business, formerly Domtar Distribution Group, was rebranded and renamed Ariva™. This marked the beginning of a new era in the development of the business as a leading provider of best-in-class solutions for the 21st century.

•	The new tagline, Paper to pixels. The way forward., conveys Ariva’s commitment to new ideas and solutions to meet the evolving needs of customers in the digital age.

•	The Ariva name and brand replaced all of the company’s legacy brands, including: RIS the paper house in the U.S. and Buntin Reid, JBR La Maison du Papier, and The Paper House in Canada.

•	In conjunction with the rebranding, Ariva also launched its newly redesigned corporate website, arivanow.com, to reflect its new identity.

Ariva in Numbers

Network of 24 paper distribution facilities located in the United States and Canada

Sells about 0.7 million tons of paper annually from over 60 suppliers from around the world

Domtar products represent approximately 31% of total products sold

Sales per region: U.S.: 68% Canada: 32%

Key Figures

Year ended December 31 (In millions of U.S. dollars, unless otherwise noted)	2009	2010
Sales	873	870
Operating income (loss)	7	(3)
EBITDA before items[1]	12	2
Depreciation and amortization	3	4
Operating income (loss) before items[1]	9	(2)
Capital expenditures	1	2
Total assets	101	99

[1]	Non-GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at the end of this document.

Corporate Governance and Management

Domtar’s Management Committee and Board of Directors are committed to the sustainability of our business and to upholding the highest standards of ethical and socially responsible behavior. They are responsible for the overall stewardship of the company and their constant focus is to act in the best interests of Domtar and our shareholders. They work closely together in developing and approving business strategies and material corporate actions while always taking into account the economic, social and environmental impact of their decisions. They are also constantly assessing the various risks faced by our company and ensuring our compliance with laws and ethical guidelines.

Domtar’s commitment and high standard of conduct governs our relationships with customers, suppliers, shareholders, competitors, with the communities in which we operate, and with employees at every level of the organization. This standard is outlined in our Code of Business Conduct and Ethics applicable to all employees, including officers. The Board also adheres to its own Code as well as to the Corporate Governance Guidelines set by the New York and Toronto Stock Exchanges.

For complete information on Domtar’s policies, procedures and governance documents, please visit domtar.com/en/corporate.

Management Committee

Board of Directors

# PAPER because

In September 2010, Domtar launched ***PAPER because***, our broadest and boldest marketing campaign yet, through print, online and radio ads. The messaging highlights the importance of paper in our lives and demonstrates that paper is sustainable, personal and purposeful. Taking readership and circulation into account, the first phase of the campaign has potentially created over **220** million impressions.

PAPERbecause
new customers are worth much more than the price of postage.
Domtar

The ***PAPER because*** campaign's banner ads and a series of short videos were released on a variety of online media, namely The Wall Street Journal online, and the New York Times online—because we believe that an appropriate balance can be struck between the use of digital and print media. We also created **paperbecause.com**, for customers, employees and interested parties alike, as a resource with all the supporting information behind our campaign.

NO
PAPER
BEYOND
THIS POINT

PAPER because

PAPERbecause
Domtar

How come no one ever said
“save a tree, don't sit in that chair”?
Domtar supports the production of paper through well-managed FSC® certified forests, and paper is one of the most recycled products on the planet. So stand up for paper. If nothing else, it will get you out of that chair. PAPERbecause.com
Domtar

***PAPER because*** ads have appeared in major North American publications including: The Wall Street Journal, The New York Times, The Globe and Mail, Fast Company, The New Yorker, Audubon, and National Geographic, to name a few. Through these media outlets, we have reached various business and opinion leaders to help increase our profile as a sustainable paper company, and also address the many misconceptions that exist about paper.

Domtar
PAPER.
PAPIER.
Domtar copy

We have rolled out new packaging for our paper products to reflect the ***PAPER because*** campaign's images and its many positive messages about paper. The campaign included some of the following messages: It's easier to learn on paper, because reading on paper is up to 30 percent faster than reading online; nearly 60 percent of senior executives prefer print versus online information; three out of four people have made a purchase as a result of direct mail, and paper is one of the most recycled products on the planet.

**What's this?**

This is a QR code that can be recognized by a smart phone camera and will redirect you to our paperbecause.com website.

Having trouble accessing this code on your mobile phone? Download a free reader at beetagg.com.

Domtar Corporation

Reconciliation of Non-GAAP Financial Measures

(In millions of U.S. dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”), financial metrics identified in bold as “Earnings (loss) before items”, “Earnings (loss) before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization.” Management believes that the financial metrics presented are frequently used by investors and are useful to evaluate our ability to service debt and our overall credit profile. Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The company calculates “Earnings (loss) before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of items considered by management as not reflecting our current operations. Management uses these measures, as well as EBITDA and Free cash flow, to focus on ongoing operations and believes that they are useful to investors because they enable them to perform meaningful comparisons between periods. Domtar believes that using this information along with Net earnings (loss) provides for a more complete analysis of the results of operations. Net earnings (loss) and Cash flow provided from operating activities are the most directly comparable GAAP measures.

			2008	2009	2010
Reconciliation of “Earnings (loss) before items” to Net earnings (loss)
	Net earnings (loss)	($)	(573)	310	605
(-)	Alternative fuel tax credits	($)	—	(336)	(18)
(-)	Cellulosic biofuel producer credits	($)	—	—	(127)
(-)	Reversal of valuation allowance on Canadian deferred income tax balances	($)	—	—	(100)
(+)	Impairment and write-down of PP&E1 and intangible assets	($)	270	43	34
(+)	Closure and restructuring costs	($)	28	44	20
(-)	Net losses (gains) on disposals of PP&E1 and sale of businesses	($)	—	(9)	29
(-)	Loss (gain) on repurchase of long-term debt	($)	(8)	(6)	28
(+)	Impairment of goodwill	($)	321	—	—
(+)	Valuation allowance on Canadian deferred income tax assets	($)	52	—	—
(+)	Costs related to synergies, integration and optimization	($)	19	—	—
(-)	Reversal of a provision for unfavorable contract	($)	(17)	—	—
(-)	Gain related to the sale of trademarks	($)	(4)	—	—
(=)	Earnings (loss) before items	($)	88	46	471
(/)	Weighted avg. number of common shares outstanding (diluted)	(millions)	43.0	43.2	43.2
(=)	Earnings (loss) before items per diluted share	($)	2.05	1.06	10.90
Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings (loss)
	Net earnings (loss)	($)	(573)	310	605
(+)	Income tax expense (benefit)	($)	3	180	(157)
(+)	Interest expense	($)	133	125	155
(=)	Operating income (loss)	($)	(437)	615	603
(+)	Depreciation and amortization	($)	463	405	395
(+)	Impairment and write-down of PP&E1	($)	708	62	50
(-)	Net losses (gains) on disposals of PP&E1 and sale of businesses	($)	—	(7)	33
(=)	EBITDA	($)	734	1,075	1,081
(/)	Sales	($)	6,394	5,465	5,850
(=)	EBITDA margin	(%)	11%	20%	18%
	EBITDA	($)	734	1,075	1,081
(-)	Alternative fuel tax credits	($)	—	(498)	(25)
(+)	Closure and restructuring costs	($)	43	63	27
(-)	Reversal of a provision for unfavorable contract	($)	(23)	—	—
(+)	Costs related to synergies, integration and optimization	($)	32	—	—
(-)	Gain related to the sale of trademarks	($)	(6)	—	—
(=)	EBITDA before items	($)	780	640	1,083
(/)	Sales	($)	6,394	5,465	5,850
(=)	EBITDA margin before items	(%)	12%	12%	19%

[1]	PP&E: Property, plant and equipment

(Continued)			2008	2009	2010
Reconciliation of “Free cash flow” to Cash flow provided from operating activities
	Cash flow provided from operating activities	($)	197	792	1,166
(-)	Additions to property, plant and equipment	($)	(163)	(106)	(153)
(=)	Free cash flow	($)	34	686	1,013
	Cash received from alternative fuel tax credits	($)	—	140	368
“Net debt-to-total capitalization” computation
	Bank indebtedness	($)	43	43	23
(+)	Current portion of long-term debt	($)	18	11	2
(+)	Long-term debt	($)	2,110	1,701	825
(=)	Debt	($)	2,171	1,755	850
(-)	Cash and cash equivalents	($)	(16)	(324)	(530)
(=)	Net debt	($)	2,155	1,431	320
(+)	Shareholders’ equity	($)	2,143	2,662	3,202
(=)	Total capitalization	($)	4,298	4,093	3,522
	Net debt	($)	2,155	1,431	320
(/)	Total capitalization	($)	4,298	4,093	3,522
(=)	Net debt-to-total capitalization	(%)	50%	35%	9%

“Earnings (loss) before items”, “Earnings (loss) before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings (loss), Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

Reconciliation of Non-GAAP Financial Measures By Segment

(In millions of U.S. dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”), financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics presented are frequently used by investors and are useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of items considered by management as not reflecting our ongoing operations. Management uses these measures to focus on ongoing operations and believes that they are useful to investors because they enable them to perform meaningful comparisons between periods. Domtar believes that using this information along with Operating income (loss) provides for a more complete analysis of the results of operations. Operating income (loss) by segment is the most directly comparable GAAP measure.

			Papers		Paper Merchants		Wood		Corporate
			2009	2010	2009	2010	2009	2010	2009	2010
Reconciliation of Operating income (loss) to “Operating income (loss) before items”
	Operating income (loss)	($)	650	667	7	(3)	(42)	(54)	—	(7)
(-)	Alternative fuel tax credits	($)	(498)	(25)	—	—	—	—	—	—
(+)	Impairment and write-down of PP&E1	($)	62	50	—	—	—	—	—	—
(+)	Closure and restructuring costs	($)	52	26	2	1	9	—	—	—
(-)	Net losses (gains) on disposals of PP&E1 and sale of businesses	($)	4	(17)	—	—	(8)	48	(3)	2
(=)	Operating income (loss) before items	($)	270	701	9	(2)	(41)	(6)	(3)	(5)
Reconciliation of “Operating income (loss) before items” to “EBITDA before items”
	Operating income (loss) before items	($)	270	701	9	(2)	(41)	(6)	(3)	(5)
(+)	Depreciation and amortization	($)	382	381	3	4	20	10	—	—
(=)	EBITDA before items	($)	652	1,082	12	2	(21)	4	(3)	(5)
(/)	Sales	($)	4,632	5,070	873	870	211	150	—	—
(=)	EBITDA margin before items	(%)	14%	21%	1%	—	—	3%	—	—

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss), or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

Shareholder Information

Shareholder Services

For shareholder related services, including estate settlement, lost stock certificates, change of name or address, stock transfers and duplicate mailings, please contact the transfer agent at:

Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

Toll Free: (877) 282-1168

Outside of U.S.: (781) 575-2723

www.computershare.com

Canadian shareholders should contact the transfer agent at:

Computershare Investor Services Inc.

100 University Avenue, 9th Floor

Toronto, ON M5J 2Y1 Canada

Tel.: 1-866-245-4053

Fax: 1-888-453-0330

service@computershare.com

SEDAR™ files should be sent to: e3filing@computershare.com

Stock Exchange Information

Domtar Corporation common stock is traded on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “UFS”. Domtar (Canada) Paper Inc. exchangeable shares are traded on the Toronto Stock Exchange under the symbol “UFX”.

Requests for Information

For additional copies of the Annual Report or other financial information, please contact:

Corporate Communications and Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6 Canada

Tel.: (514) 848-5555

Voice Recognition: “Investor Relations”

Email: ir@domtar.com

Website

www.domtar.com

Electronic versions of this Annual Report, SEC filings and other company publications are available through the corporate website.

2011 Tentative Earnings Calendar

First Quarter:

Thursday, April 28, 2011

Second Quarter:

Thursday, July 28, 2011

Third Quarter:

Thursday, October 27, 2011

Fourth Quarter:

Thursday, February 2, 2012

Annual Meeting

Domtar Annual Meeting of Stockholders

May 4, 2011, Montreal, Quebec

Production Notes

Paper

Cover printed on 80 lb. Cougar® Cover, Smooth Finish, FSC® certified.

Insert printed on 60 lb. Cougar® Text, Smooth Finish, FSC® certified.

Form 10-K printed on 35 lb. Domtar Donnelley Financial Opaque, FSC® certified.

Printing

Cover and insert printed with UV inks on a Heidelberg Speedmaster 6-color CD 102 press with in line coater and full inter-deck and end of press extended delivery UV drying systems.

Form 10-K printed with traditional book black newsprint inks on a 2-color Harris V15 A coldset web.